Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Darren Lehrich, Deutsche Bank

Alan Weber, Robotti & Company

Juan Molta, B. Riley

Bill Bonello, Craig Hallum

Robert Felix, J.P. Morgan

Doug Dieter, Western Asset

P R E S E N T A T I O N

Operator:

Good day and welcome to the RadNet Inc. First Quarter 2015 Financial Results Conference Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Inc. Please go ahead.

Mark D. Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's First Quarter 2015 Financial Results. Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.

This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's annual report on Form 10-K for the year ended December 31st, 2014 and RadNet's quarterly report on 10-Q, to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it was made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger, President and Chief Executive Officer of RadNet.

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Dr. Howard Berger:

Thank you Mark. Good morning everyone and thank you for joining us today. On today's call, Mark and I plan to provide you with highlights from our first quarter 2015 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall, I have much to be encouraged about this quarter. In particular, we had strong revenue. Although our revenue was significantly impacted on the East Coast causing us to significantly fall short of our internal projections, our West Coast volumes grew 17.4% in aggregate. This extraordinary growth in patient demand was unexpected and we struggled to service the higher patient flow throughout the quarter. Among other things, we were required to gear up personnel and to make substantial investments in our operating infrastructure. We invested in and incurred unusually high costs from call centers, pre-authorization teams, front office representatives, patient liaisons, technologists and the implementation of the new human resources information system, a sub-capitation agreement with non-RadNet facilities, which I will discuss a bit later, and from the accelerated implementation of our eRAD system which is now almost completely rolled out.

Overall, we estimate the quarter was impacted by an estimated $2.4 million of expenses from these activities. We believe all of these investments are prudent for our future. However because these investments were made in a quarter significantly impacted by bad weather on the East Coast, the EBITDA and profitability effects were more pronounced than if it had occurred in any other quarter. Our analysis estimates the EBITDA impact from the severe weather on the East Coast to approximate $2.8 million more than last year's impact.

It is natural to wonder from where all these California patients are coming. Much of the increased volumes in California are coming to us through our capitation arrangements. During the past two quarters we signed and began to service several new at-risk contracts. I believe the recent increases in interest in our population management services is a direct outgrowth of the Affordable Care Act and the recent rapid growth in managed Medicaid. In particular, over 354,000 additional patients joined the covered California state-wide health insurance exchange bringing the total enrollees to over 1.6 million participants. We've now been servicing on a capitated basis the largest medical groups of California for well over 20 years.

As part of these contracts, we offer our medical group partners attractive pricing, which is fixed per patient per month and payments to RadNet are based upon patient total enrollment. We essentially convert a variable and unpredictable expense for these groups into one that is both estimatable and certain. In return we receive guaranteed revenue that adds business to our centers onto which we layer our traditional fee-for-service business. This base capitation business assists us in covering much of the fixed cost of our centers such as facility, leases, personnel, equipment service, medical supplies, etc. We also received numerous cost savings from this book of business relative to our fee-for-service arrangements. Because we receive monthly capitation payments from our contracted groups based upon enrollment, we bear no burden from the traditional cost of billing and collecting on a per procedure basis. Second, our bad debt associated with capitation is much lower than the remainder of our business because decapitated patients are responsible for few co-payments relative to our other patients. Third, we receive cash flow benefits because we received the payment in the month we render the services. Finally, the decapitated business has historically driven fee-for-service revenue as the physicians who send us capitation patients, who are all HMO participants, tend to also send us the disproportionate amount of their discretionary fee-for-service patients as well, such as PPO, Medicare, workers comp, etc.

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Having said all this, these new capitation contracts have come with a price which became evident in the first quarter. Often to get started with new contracts we rely on either historical or projected utilization data given to us by the medical groups. What we often see is that this data is often incorrect and does not properly reflect the actual utilization once we assume responsibility for these patient lives. Although this is something we've been accustomed to, what a surprise it was on how big this effect was in the first quarter with some of our newer managed Medicaid lives. Several of our larger and most recently executed contracts have a preponderance of Medicaid lives and we experienced utilization that suggests that many of these patients were new to the healthcare delivery system and had pent-up demand for imaging services. We struggled to keep pace with patients in certain markets, such as the Inland Empire, the High Desert and the central and rural parts of California. Much of this volume not surprisingly was for routine imaging. This created capacity issues and we had to increase staff and supporting infrastructure. Also from a scheduling perspective, I believe we need to ensure that the demands from capitated patients do not hinder our ability to schedule and service our traditional fee-for-service books of business.

Lastly on capitation, one of our newly executed capitation contracts included a significant group of lives who live in areas that RadNet lacked facilities. During the first quarter, we assumed the financial responsibility for paying other non-RadNet imaging facilities on a fee-for-service basis to service these lives. This cost was well over $500,000 during the quarter. Subsequent to the quarter, we recently purchased seven facilities in these regions of Southern California which we will have the capacity to now serve these patients. Thus, this significant expense will go away in the second and future quarters. Also, I would expect we will be in a position to receive price adjustments from a number of these contracts where utilization exceeded expectations.

So, I am not discouraged by this quarter's lower margins and profitability. Instead, I'm buoyed by our strong procedural volumes and revenue. In the past, this has what has been most difficult to create. To a certain extent, although we've done a good job in driving market share away from our smaller competitors, our volumes are greatly affected by the number of patients who are covered by insurance and who seek medical services. I'm encouraged that we are not experiencing the issues with volumes like our industry did during the recession beginning in 2008. During that period, there was high unemployment, a general decline in the number of insured patients and a lower level of overall patient seeking medical services. These trends seem to have turned around in the last several quarters.

Our challenge today is being able to support the higher patient volumes operationally and to do so profitably. Frankly, the growth in patient volumes on the West Coast accelerated at a pace we were unprepared to handle, so we made the necessary investments in infrastructure which I believe is beneficial to the long-term future of our Company but in the short term our profitability and margins suffered. I believe this will turn around in the coming quarters as our revenue grows to a level that supports this additional infrastructure. My confidence is portly borne from a continuation of strong West Coast volumes in April and about a 5% same center volume increase which we experienced on the East Coast relative to the month of March.

Subsequent to the end of the quarter, many of you may have seen our announcement of the completion of the acquisition of New York Radiology Partners. NYRP has been an operator in New York City since 1972 and wholly-owned and operated eight multimodality facilities in Manhattan. This was our second significant transaction in Manhattan in the last 15—excuse me, 27 months. The NYRP facilities are highly complemented to the—complementary to the Lenox Hill operations and other Manhattan centers we have purchased since entering this market at the beginning of 2013. While Lenox Hill and NYRP are already two of the highest quality and most reputable non-hospital imaging operators in Manhattan, I believe there will be opportunity for improvements from the sharing of best practices and from the combined breadth and scale of the businesses.

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We continue to believe that Manhattan, a market that is home to almost 1.7 million residents and that swells to almost four million people on workdays, has further opportunities for us to expand our size and capabilities. Although a significant amount of imaging is still completed by large hospital systems in this market, our centers represent a lower cost, highly efficient alternatives that is focused on providing superior service and access for patients. We have updated our guidance to incorporate both the expected financial contribution of the New York Radiology Partners acquisition and the first actual quarter's results relative to our initial projection. Mark will discuss this in more detail in his prepared remarks, but the result is that we have increased our revenue, Adjusted EBITDA and free cash flow guidance levels for the year.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2015 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper:

Thank you Howard. I'm now going to briefly review our first quarter 2015 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance. Lastly, I will update our 2015 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I'd like to now review our first quarter 2015 results. For the three months ended March 31st, 2015, RadNet reported revenue and Adjusted EBITDA of $181.3 million and $20.2 million, respectively. Revenue increased $12.4 million or 7.3% over the prior year's same quarter, and that Adjusted EBITDA decreased $7.5 million or 27% over the prior year's same quarter. For the first quarter of 2015 as compared to the prior year's first quarter, MRI volume increased 8.4%, CT volume increased 19.8% and PET/CT volume increased 3.3%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, increased 8.6% over the prior year's first quarter.

In the first quarter of 2015, we performed 1,211,797 total procedures. The procedures were consistent with our multimodality approach, whereby 76.9% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2015 were as follows: 155,137 MRIs as compared with 143,058 MRIs in the first quarter of 2014; 119,414 CTs as compared with 99,642 CTs in the first quarter of 2014; 5,939 PET/CTs as compared with 5,748 PET/CTs in the first quarter of 2014; and 931,307 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and all other exams, as compared with 867,399 of all these exams in the first quarter of 2014.

Net loss for the first quarter of 2015 was $4.6 million or negative $0.11 per share compared to a net loss of $1.1 million or negative $0.03 per share reported for the three-month period ended March 31st, 2014, which excludes the tax-adjusted loss from the extinguishment of debt. This is based upon a weighted average number of shares outstanding of 42.7 million and 40 million for these periods in 2015 and 2014, respectively. Affecting net loss in the first quarter of 2015 were certain non-cash expenses and non-recurring items including the following: $3.6 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $36,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $38,000 gain on the sale of certain capital equipment; and $1.3 million of combined non-cash amortization and write-off of deferred financing expense and discounts on issuance and refinancing of debt related to the financing fees paid as part of our existing credit facilities.

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With regards to some specific income statement accounts, overall GAAP interest expense for the first quarter of 2015 was $10 million. This compares with GAAP interest expense in the first quarter of 2014 of $11.8 million. The decline in interest expense was primarily related to refinancing transaction which we completed at the end of March of 2014, whereby we repaid our ten and three eighths senior notes and replaced them with a second lien term loan which carries a lower interest rate.

For the first quarter of 2015, bad debt expense was 4.5% of our service fee revenue net of contractual allowances and discounts compared with 4.3% for the first quarter of 2014. At March 31st, 2015, after giving effect to bond and term loan discounts, we had $600.5 million of net debt, which is total debt less our cash balance, and we were drawn $24.7 million on a revolving $101 million line of credit. During the quarter, we repaid $7.2 million of notes and leases payable and term loan debt and had cash capital expenditures net of asset dispositions of $19.8 million.

At this time, I'd like to update our 2015 financial guidance levels which we released in conjunction with our fourth quarter and year-end 2014 results.

For revenue, our initial guidance range was $745 million to $765 million. Our new guidance range we increased by $40 million to $785 million to $805 million. For Adjusted EBITDA, our original guidance range was $123 million to $133 million. Our new guidance range increases by $2 million to $125 million to $134 million. For cash capital expenditures, our guidance remains unchanged at $40 million to $45 million. For cash interest expense, our original guidance level was $34 million to $38 million. We increased this guidance range by $2 million to reflect our recent $75 million incremental term loan to $36 million to $40 million. For free cash flow, our initial guidance range was $40 million to $50 million. We increased that range by $2 million to $42 million to $52 million. We updated our guidance to incorporate both the expected financial contribution of the New York Radiology Partners' acquisition, which Dr. Berger spoke about in his remarks, as well as the first quarter actual results. The result is that we, as you've seen, we've increased our revenue, Adjusted EBITDA and free cash flow guidance levels for the year.

I'd now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:

Thank you Mark. I remain excited about the coming quarters. We continue to shape our business and react to the opportunities presented to us by our dynamic industry. This quarter we accelerated the execution of our Qatar operations and will continue to recognize revenue from this contract throughout the year. We also are in the process of installing eRAD under our largest contract from non-RadNet centers in Israel, an installation that should continue throughout most of 2015. Through the addition of the NYRP centers, we've created an imaging business in less than a year and a half in Manhattan that is approaching $100 million in annual revenue.

These are the things I would never have imagined that would be part of RadNet's evolution. What we've come to recognize is that we've increased in size and broadened our capabilities and opportunities that have been presented to us in unique ways. Besides our core business of owning and operating imaging centers, we now have hospital joint venture efforts, we sell IT solutions, we offer total radiology outsourcing and staffing services and we have international consulting operations in the Middle East while we provide medical oncology treatments especially in the area of breast disease.

It is remarkable to think of all the aspects of healthcare that imaging touches. Virtually all medical disciplines are involved with imaging in a extended fashion to the treatment and diagnosis of patients. The one thing we can be sure about is that with regards to imaging, imaging will be here for years to come and its importance will likely be stronger in the future. What RadNet does is within the sweet spot of the healthcare delivery systems' emphasis on non-invasive and preventative medicine and the early detection and diagnosis of disease. Thus, we stand ready to evaluate and aggressively pursue whatever opportunities coming our way for the benefits of all of our stakeholders. So I look forward to updating you on all our progress in the coming quarters.

Operator, we are now ready for the question-and-answer portion of the call.

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Operator:

Certainly. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question. We'll pause for a moment.

We'll take our first question from Brian Tanquilut from Jefferies.

Brian Tanquilut:

Hey, good morning guys. Howard, just on the capitation issue, do you mind just explaining to us, you know, contractually what you can do to renegotiate those contracts or do we have to wait for year one to be over before you can do that? Then second, you've been in capitation for a long time, so what was different this time around in terms of analytics and on the pricing versus your previous experiences with capitation in California?

Dr. Howard Berger:

Good morning Brian. Well I think two things I can respond to. First, we probably will have to wait the better part of the year, not so much because we are reticent to go back to any of our capitation contracts, but it will take us a while to adjust and adapt to the volumes from these new contracts and it's too difficult in the early phases of a contract to sustain utilization volumes as long-term impacts on our operations. From the standpoint of this business, also as I mentioned in my remarks, a lot of this business is coming from the new Medicaid portion of the Affordable Healthcare Act and we believe that many of these patients were not part of the healthcare delivery system, and as such when they first start seeing their primary care physicians there are probably certain tests, whether they're laboratory tests or imaging tests, such as routine x-rays and mammography and even ultrasounds, that they need to get in order to establish a baseline of medical audits, so to speak. I think that that may have also been somewhat unanticipated and our call volumes were somewhat overwhelming our capacity. We think that that will slow down as these patients get indoctrinated into the systems that each of their primary care physicians are accustomed to and make it more routine. So I think between the combination of just the large volumes of patients as well as a influx of new patients into the healthcare system that we'll need to wait, you know, the better part of the year before we can go back to our payors. Many of these payors contracts that we have with capitation have automatic built in upticks after the first year to begin with but we will not be hesitant if the utilizations continue to be at these higher levels to go back and to make adjustments in these arrangements.

Mark D. Stolper:

Yes, Brian, I'll add one other thing. I mean it's not unusual when we start capitation under new contracts to have utilization be a little whacky in the first year. What happens is we rely on the statistical data from the medical groups as to, you know, what their historical utilization has been and invariably we see significant differences in terms of actual reutilization when we take over the contract, so often what happens is we take a little pain in the first year and then go back to them and get increases for year two and beyond. What's really unusual about this case which is the good news and bad news is that we've signed so many new capitation contracts within the last six months. We in fact, you know, we've had more action in capitation in this last six month period than we've had in any other six month period in the Company's history. If you look at our capitation revenue it's up 39% first quarter of this year over first quarter of last year, so what hit us here in the first quarter was the same phenomenon which we're used to, it was just at a much larger scale. So, we should see this kind of work itself out over the next year and, as Dr. Berger said, we don't expect this type of utilization to continue in the coming quarters given the fact that we think a lot of these patients are new to the healthcare delivery system and there was a lot of pent-up demand.

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Brian Tanquilut:

Hey Mark, a couple of follow ups to that. So first, given Dr. Berger's comments on Medicaid and your comment on capitation, do you mind just sharing with us your payor mix for the quarter?

Mark D. Stolper:

The payor mix—oh yes, sure. Well, when we—we don't differentiate within our capitation business, you know, what lives are Medicaid versus commercial HMO patients versus Medicare Advantage. We just—I'll call that capitation because they're under a per (inaudible)...

Brian Tanquilut:

Sure.

Mark D. Stolper:

... per month price. Although we do bifurcate the pricing of those types of lives. So the senior lives generally are a rate of up to three times that of the commercial life and the Medicaid Advantage—the Medicaid lives if they were strict Medicaid contract could be close to half of what a commercial life is. But to give you some idea, our capitation revenue is now about 12.6% of our total net revenue which is up from a little north of 9% about a year ago. Our Medicare revenue is about 19.6% of our total revenue. Commercial insurance remains our biggest book of business which is about 52.9% of our total revenue. Then you've got Medicaid which is a little under 4% of our overall business; medically it's the California medic—Medi-Cal contracts as well as outside of California. Then workers comp is now about 3% of our business. Then we've got the pocket that's becoming larger which is around 8% of our business is other revenue which includes management fees from joint ventures and includes revenue from Qatar, it includes meaningful use revenue and teleradiology revenue, BreastLink revenue, everything that's not the traditional imaging center business.

Brian Tanquilut:

Got it. Then one comment you made was that, and also Howard also mentioned this, so because of the Medicaid spike in Q1 should we expect same store volumes had tempered during the course of the year and also the fact that you're up against some tough comps?

Dr. Howard Berger:

Well I think that on the West Coast the acceleration of volume on a same store center basis will probably be a little bit more tempered given the enormous influx that we experienced in the first quarter of this year and last quarter of 2014. The East Coast is a different situation. We think that the severe weather conditions, as well as probably a more delayed implementation and entrance of patients from the Affordable Care Act might accelerate. We also see perhaps more consolidation and mom and pop players going either out of business or consolidating which is having I believe an impact on volumes that we're now starting to see on the East Coast. So, I guess in answer to your question, we expect overall volumes to continue to increase but from this point forward on a same store basis probably see the greater acceleration on the East Coast than the West.

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Mark D. Stolper:

Yes, in April we saw strong volumes here continue in California. Last year there was about 1.4 million participants or enrollees in the covered California program and then for the 2015 open enrollment period which ended February 15th, there was an additional 354,000 people who signed up. So, we do expect robust continuing—or robust volumes here in California which is a continuation of what we saw in the first quarter. On the East Coast, particularly because we had such weather issues in the first quarter, we do expect to see some more growth through the year and in April we experienced about 5% same store sales volume on the—in our East Coast operations. So we're cautiously optimistic for volumes continuing to be strong.

Brian Tanquilut:

Okay. Then Dr. Howard talked about the expenses that were new to the quarter. So first question is, were those all within your budget or were those—were some of those kind of unexpected expenses? Then second, if you don't mind just addressing the pre-authorization. You had to spend a little more on pre-auth. Is the pre-auth environment deteriorating or is it getting better at this point?

Dr. Howard Berger:

Well, I'll answer the last part of your question first, Brian. The pre-authorization process is not deteriorating and that probably along with just handling the large incoming volumes of calls was the greatest expense that we had in this first quarter. The mechanisms or systems that we and everybody else has for the most part at this point are all manual. So to the extent that if our volumes as we reported were up, I think the number was like 34% or something—or 17%.

Mark D. Stolper:

Mm-hmm.

Dr. Howard Berger:

... 17% in the first quarter over last quarter, you can assume that our call volume was up, our pre-authorization volumes are all up proportionate to that given that the books of business that we see require that level of service. We are working on systems both within eRAD and other tools to streamline those processes and make them a lot more efficient through technology; one of those being an intense effort we have to do online and remote scheduling of patient exams either at the doctor's office or by the patient himself much like you would for airlines and hotels. That is an inevitable direction of the industry and in particular with our ownership of our eRAD IT solution we think that that could have huge impacts on both the number of people that we have scheduling and the authorization process, but right now given the immediacy of the needs we had to ramp up or amp up that capability quite dramatically.

On the capitation side of that, we had similar needs because even though the pre-authorization process is different it goes through our own internal utilization management department and given the extraordinary increase that we had I believe that's where we're up over 30% in our capitation contracts. The tools that we need both from physicians and staffing and nurses had to be increased here in California to be able to manage that essentially pre-authorization process and scheduling with that. So, I think those factors were somewhat unexpected. By the way, I don't think our experience is unusual inside California. Most of our medical groups were caught somewhat unprepared also for the large increase in volumes that they saw coming through their facilities. So we're all adjusting to this new paradigm.

In regards to IT, I don't think all of these expenses were unanticipated. I think what happened was is that because of the huge increases in volumes that we're seeing and the pressure that that put on we ramped up some of these systems faster than what we had anticipated and the preponderance of these costs which were primarily professional services for implementing new accounting systems, benefit systems both for our health insurance, as well as payroll processing and etc. all came in a somewhat accelerated fashion so that we were able to accommodate the Company's internal growth.

So I think as Mark has pointed out, a lot of these were one-time and were anticipated by given the somewhat more urgent need to address these they all seem to have just crystallized in this first quarter.

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Brian Tanquilut:

Got it. Thanks guys.

Dr. Howard Berger:

Yes. Thank you Brian.

Operator:

We'll take our next question from Darren Lehrich from Deutsche Bank.

Darren, please check your mute function.

Darren Lehrich:

Okay, sorry about that. Can you hear me?

Mark D. Stolper:

Yes.

Dr. Howard Berger:

Yes Darren.

Darren Lehrich:

Hello. Okay, good morning. Yes, so I guess I just wanted to ask you straight, what was the internal expectation for the first quarter? Can you just frame the shortfall in terms of dollars?

Mark D. Stolper:

Sure. Our internal projection was to be closer to $26 million of EBITDA which would have been a slight decline from last year which anticipated a number of costs that we thought we were going to have - obviously not this type of margin pressure and certainly didn't predict the type of weather issues that we experienced on the East Coast. We did as you'll recall have about a (inaudible) million dollar Medicare reimbursement issue that (inaudible). There's some noise in the background there. But I'll repeat. As you may recall we have a $6 million to $7 million Medicare hit in 2015 that we're dealing with so we also in our own internal projection incorporated that about a $1.5 million to $2 million hit here in the first quarter.

Darren Lehrich:

Okay, that's great. Sorry I'm on a plane and I'm probably going to (inaudible) because we're just taking off. I'll catch up later.

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Mark D. Stolper:

No problem. Safe travels Darren.

Operator:

We'll take our next question from Alan Weber from Robotti & Company.

Alan Weber:

Good morning. Dr. Berger, you talked a lot about the, you know, over time the cost advantage that you have versus the larger hospitals or the hospitals in general for patients. Can you talk about what the market share is of—or opportunity of patients that currently go to a hospital that, you know, is more expensive versus the independent-owned facilities?

Dr. Howard Berger:

I believe I can give you some estimates in that. The—and Mark, correct me if I'm wrong, but the overall industry for years has been estimated to be over $100 billion for imaging services. The preponderance of those services are done in hospitals I think maybe to the tune of 60% of...

Mark D. Stolper:

Yes.

Dr. Howard Berger:

Yes, so it's about 60 billion of 60% of it is done in hospitals and 40 billion is done in non-hospitals. So, the market share that we're looking at being able to move from hospitals into the outpatient centers is quite substantial virtually in every market of the country, not just the ones that we operate in. I should also point out that a recent article in the American Journal of Radiology pointed out that the amount of imaging done by non-radiologists, at least from a Medicare standpoint, is about 50% of the total imaging done. So given the changes and forces in the marketplace that I believe are going to start to clamp down on issues related to the in-office physician exemption I think there may be trends that will continue to narrow networks which will exclude not only perhaps hospitals but may also exclude some of the non-radiology physician providers who have been traditionally doing this in their offices. So, while I can't give you specific indications of where I think the opportunities lie, I believe that they're enormous and to some extent it's driven by the payors themselves as well as a broader-based consumer effort given the higher deductibles that most people are now leaning towards to make certain their dollars go forward and recognize that by going to ambulatory centers which includes imaging their co-pays and their deductibles are likely to extend much further if they access what is often a one third to one fourth pricing that they can get in outpatient imaging centers versus those that are hospital-based.

Mark D. Stolper:

Part of the problem, and I'll speak to what Dr. Berger was just talking about with regards to, there's a lack of transparency to the customer, the patients and with the advent of or the proliferation of these higher deductible health plans the consumer is now more empowered than ever to try to find and understand the differential in pricing between the settings that—where he or she can get imaging, and so with tools like Castlight and other consumer-based tools we think that this trend towards transparency of pricing is going to really help RadNet and all the outpatient players who are performing the same exams that you can get in hospital settings at a fraction of the price. So, you know, as time goes by and as patients continue to participate in these higher deductible plans we think that's going to benefit us.

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Dr. Howard Berger:

Let me make...

Alan Weber:

A quick question on that. The $60 billion that you talk about in the hospital, how much of that is actually inpatient; meaning that they're not really—they can't—they're not physically going to go out of the hospital for a test?

Dr. Howard Berger:

I'm really not certain of that answer, so I'll have to perhaps do a little bit of research on that if I can and get back to you. Remember that the exams such as mammography, MRI and even ultrasound, and dare I say, x-ray are primarily outpatient procedures. Virtually 100% of mammography is outpatient, probably 80% to 85% of the MRIs are outpatient, CAT scan is the kind of exception there that's maybe about 50/50. So I think with a little bit of math I could probably come up with that answer but I would tell you that the preponderance of it is going to be outpatient, particularly if you exclude interventional radiology which tends to be very expensive, not high volume but almost exclusively done in a hospital setting.

Alan Weber:

My last question—I appreciate the comments—my last question was, are you actually seeing a trend going towards the independent centers or is it (inaudible). Has that really begun or do you just think it's the—it's in place for it to happen but it's not really happening yet?

Dr. Howard Berger:

Well I was going to make this comment, and it's a very good question. We're probably talking to more payors in regards to outpatient services, and that includes on the West Coast here oncology, particularly with breast cancer, than ever before in our history, and while I think it's unlikely that the payors' commercial insurance—health insurance carriers are talking to the smaller operators, they are starting to talk to larger regional players like ourselves, and we're the largest by far in the country, in a dialogue that probably has never occurred. So I think this trend is not just an aberration, I think it is a reflection of the new paradigm out there in healthcare delivery not only with new insurance products but the new discussions that are going on about reimbursement all together, accountable care and methods that have really never been discussed before. But it takes somebody with a large network and access to get the attention of the insurance companies out there, and I dare say in every market that we're in without exception, we are having those conversations to a small or greater extent. I think it is a reflection of the RadNet strategy which has always been there but which is now bearing fruit in very substantial ways.

Alan Weber:

Okay, great. Thank you very much.

Operator:

We'll take our next question from Juan Molta of B. Riley.

Juan Molta:

Hello, good morning. Can you hear me?

Mark D. Stolper:

Good morning Juan.

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Juan Molta:

Hi, how are you? Following up on Alan's question, regarding the hospitals' reaction to the patients going the outpatient route, have you seen any changes in their reaction and is there any changes there by—part of the hospital?

Dr. Howard Berger:

Well, you'd have to take it on a market-by-market basis. Here in California we've not seen any real impetus from the hospitals because the hospital systems in California are very fragmented and is such a large state both in terms of population and geographic expanse (phon) that it's hard for any hospital system to really have that kind of focus. So we don't see that here in California. Also remember in California managed care is—has a far greater penetration than it does in other areas so that many of the insurance companies are already benefiting from substantial flow of these patients into non-hospital operations. But if I were to take a look at New York, New Jersey, Maryland, I think in each of those markets, because we have at least in New Jersey and in Maryland relationships with hospital systems, we tend to do joint marketing there or have joint efforts in our discussions with the various payors. In New York, what we've seen is many of the hospital systems have become acquisitive in their own way by either expanding their own outpatient operations or acquiring small operators but what they do when they have that methodology is just use their own hospital pricing to layer on to the outpatient marketplace. So, when the hospitals become aggressive in markets where we're not joined with another hospital organization or a system, they actually facilitate our strategy because they reduce the number of outpatient non-hospital-based players and continue or perpetuate the substantial differential in reimbursement.

So it is a market-by-market process that we have to look at the RadNet strategy overall and how we attack that market.

Juan Molta:

Okay. Great. The next question here is given the first few questions were about your performance in the quarter and your stock was down about 10% early when the market opened, down about 7% now, so the question's to maybe get our expectations in terms of modeling, is there any way at this point that you can say when your Adjusted EBITDA margin because (inaudible), when you think that will come to a more normal level? Will it be the second quarter? Will it be a second half towards the end of the year? Can you provide a little bit more color there to get our expectations more in line and not, you know, avoid a little disappointment in future quarters?

Dr. Howard Berger:

Well I think that the second quarter will be substantially better than the first quarter and I think there will be sequential improvement going out into the third and fourth quarters, but I think that the biggest difference will probably be in the second quarter getting us closer to our expected margins, if you will. The reason I believe that is both because of increased volumes that we're experiencing, the better, the last (phon) weather on the East Coast, as well as, as we mentioned, a lot of—one-time expenses here in the first quarter that I believe will help us get back on track with our margins. Again, I'm confident of that because our volumes and revenue continue to grow and I think we have a very good track record of controlling our costs and bringing that part of our business into expectations.

Juan Molta:

Okay, perfect. I'll ask a third question and I'll hop back in the queue. Regarding the proposed physician fee schedule changes for 2016 that's supposed to come on I guess June or July, when do you think you can have an estimate of how much it will affect your 2016 revenues?

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Dr. Howard Berger:

Well probably not until they come out in June or July and it probably—it takes us a good 60 days to really get our arms around that because there's a lot of analytics that we need to look at. Also, we don't rely too heavily on the initial proposal because the final proposal doesn't come out until sometime in November or maybe even early December. There was always a lot of uncertainty about this because overhanging this was the SGR impact that was simply being kicked from year to year. Now that we've had that taken off the table and have a permanent fix for the SGR, and admittedly although only very small, a slight increase in Medicare reimbursement. It's uncertain as to what further impacts there will be, although I will tell you that I think for a lot of the providers out there that they're scraping the bottom at Medicare and more importantly we as a Company have—began a process, you know, several years ago which is now accelerating of unlinking our commercial payors from the Medicare fee schedule. So, I think there will be continued pressure but I don't think it'll be anywhere near as severe as it has been in the past.

Juan Molta:

Great. Perfect. Thanks guys.

Mark D. Stolper:

Thank you.

Operator:

We'll take our next question from Bill Bonello from Craig Hallum.

Bill Bonello:

Hey, good morning guys. Just a couple of follow-ups. Can you give us a sense, outside of the capitated visits, are you seeing year-over-year volume growth in the commercial and non-capitated Medicare business as well and maybe what the magnitude of that growth would be?

Mark D. Stolper:

Yes. We're seeing growth in both cap and fee-for-service business. We don't—I don't have the statistics in front of me but I would tell us is that with the cap being up 39% on a revenue basis we're certainly in the first quarter the phenomenon was more weighted to capitation versus fee-for-service, but our—if I had to estimate our fee-for-service business is up low single-digits.

Bill Bonello:

Okay, great. Then just on a more normalized basis, factoring out the times that you have to make unusual investments like this, how does the profitability of the capitated business generally compare to the profitability for the rest of the business?

Mark D. Stolper:

Yes, it's generally on par, Bill. What we're able—even though our pricing per procedure when you convert into—when you take the amount of dollars that we get from a particular contract and you divide it by the utilization that we receive, we essentially benchmark that reimbursement relative to the other books of business that we have and that reimbursement comes in lower than most of our other books of business. However, it's less expensive for us to provide this business and it really comes down to several factors. One is, we have no cost of billing and collecting, so if we have 35, 40 of these contracts, we receive 40 checks from these medical groups each month based upon enrollment so we don't have to bill and collect for the hundreds of thousands of individual exams that we perform. So that generally runs in the 3% to 4% range for the rest of our book of business on the margin. So we save that money. We also have very, very low bad debt in this book business relative to the rest of the book of business. There's very little co-insurance or co-payments associated with these cap contracts, and so our bad debt is significantly lower. That's running north of 4% for the remainder of the fee-for-service business. So we save a lot of that. Then third is we have a big cash flow benefit with our capitation contracts because we get paid based upon enrollment we're getting paid in the month that we render the services. So for our fee-for-service business our DSO's roughly approximating about 60 days. So we had no cost of carrying that money or those receivables and so that's a big benefit.

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Then really the—another big benefit that may not be financially related to that particular book of business, but the capitation business drives fee-for-service revenue. So these 40 or so medical groups with whom we contract they not only see these HMO patients which are under these capitation arrangements but they see other patients, the private insurance, the Medicare, the Medicaid, workers comp, personal injury and because we have the relationship with them on the capitation side and that they're accustomed to our facilities, they know our radiologists, they're comfortable with the technology that we deploy, the locations are clean and neat and the service is strong, they tend to refer us all their discretionary business as well. So, even though we price it at a discount relative to what they would otherwise have to spend, if they sent this business out on a fee-for-service basis and kept the risk or the financial burden themselves, we love this book of business and it's a way to keep our centers busy, it's a way to create predictable revenue and cash flow and we hope to grow this business going forward.

Bill Bonello:

Great. To the point about the pull-through business, just in terms of some of the new volume that came on through the capitation growth you saw this quarter, to what extent was that the result of relationships with practices that perhaps had not been referring business to you before as opposed to sort of the change in the relationship with practices that have been referring to you all along?

Dr. Howard Berger:

I think that these were from practices that have been referring to us but many of them were new to capitation. Some of them may have been referring to us on a non-exclusive basis with fee-for-service and so the new contracts may have been in an existing relationship but we are now getting all of that business instead of just discretionary for some of their physicians that were able to send the patients wherever they want. So what this did was not only give us exclusive relationships and more predictable revenue but it took business away from other of our competitors that's going to make it harder for them to sustain their businesses in this environment. So I would say the preponderance of these were people that we already had existing relationships with but not necessarily capitation relationships .

Bill Bonello:

Okay, perfect. Thanks a lot.

Operator:

We'll take our next question from Robert Felix with J.P. Morgan.

Robert Felix:

Hi guys. Terrific quarter. Happy the numbers are up. I'm just a little confused insofar as the capitation rates and the fact that you had this surprise. Is it possible that you could be charging more up front and possibly discounting it based on experience?

Dr. Howard Berger:

Well, I think part of the problem we have is that until we actually begin managing those lives ourselves we can't come up with good arguments as to, other than using our own statistical database, as to what those rates or how those rates should be different from other similar populations. So we need to bring this book of business in, test drive it if you will for probably six months to a year and then begin to have a dialogue if we feel that there is an imbalance between utilization and the rates were being paid. We're in it for the long haul with these groups so we're not looking to give any kind of indication until we have good data as to what the appropriate level of reimbursement would be. Once they're in our systems we virtually never lose capitated contracts because we gear up with personnel and facilities that give them the access that they so desperately require, but most of these groups are very willing to sit down and look at their utilization once we've been able to get through this initial burst of activity and then also layer in our own utilization management tools for doing this.

So it's hard to do it upfront, particularly if you've had an existing relationship with somebody where maybe some of their facilities have been on capitation and others have been in a fee-for-service relationship. Their expectations is that everything is going to be the same regardless of where those patients actually live and where they get their medical services, but it can differ from market to market and we just need the time to analyze that. But we're not bashful about going back and making adjustments or suggesting changes if the information itself is compelling.

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Robert Felix:

Second question, regarding eRAD, where do we stand in terms of your internal roll-out and what kind of experience—if you could give us a little guidance on—in terms of the external business.

Dr. Howard Berger:

Both the eRAD roll-out and the external business are in a very good direction. As we've mentioned as far as external business, we signed a very large contract with the second largest private hospital system in Israel which we are working on implementing now and which will become fully operational probably late third quarter. We have also many smaller new contracts which we tend to make the public aware of on a relatively regular basis. So that's growing nicely. As far as the internal roll-out, it should be substantially complete by the end of this quarter. It's complete here in California which is where we refocused the roll-out once we saw these larger volumes and the need to put these systems in place. So we are completed rolled out here in California as of the end of the third quarter which is—the first quarter, I'm sorry, which is where we incurred a lot of cost for that. On the East Coast, it should be substantially all rolled out by the end of the second quarter here but which is about 75% fully rolled out.

The biggest benefit that we're going to now see is within the eRAD roll-out is the roll-out of our voice recognition product which is now virtually complete throughout the entire Company and which we will start seeing more benefit from here in the second quarter with significant reduction in our cost of dictation and transcription expense.

Robert Felix:

Following up on that, is there a potential for further enhancements of the eRAD product both internally and externally?

Dr. Howard Berger:

Yes, there is. I mentioned that in some of my remarks earlier but things like processes of online scheduling, which will have I think a big impact on our scheduling centers, and pre-authorization or what we call IVT in the Insurance Verification...

Mark D. Stolper:

Team.

Dr. Howard Berger:

... Team. We are working on various integration with payors and other systems that will accelerate that process and make it substantially less manual here as we go out through the year. Those are projects that we have been working on probably for the better part of 2014 and which are now being accelerated as we are able to shift away from rolling out eRAD as an internal RadNet solution and focus on the enhancements that we know are out there and because we own this product ourselves can focus on bringing to bear here in a more accelerated fashion in 2015 than we were able to in 2014.

Robert Felix:

Thank you very much.

Operator:

We'll take our next question from Doug Dieter from Western Asset.

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Doug Dieter:

Good morning. I wanted to see if there were risk corridors put on contracts on capitated contracts and are there any ways of structuring price escalation in capitated contracts if there's situations like this where just the volumes are far in excess of what you expect? Then my second question is, what—let's just say volumes don't change with new patient groups like this, how do you manage the prior authorization of these types of patients because I'm trying to understand how when you do a capitated contract around an insurer how that prior authorization occurs?

Dr. Howard Berger:

Good morning Doug. Well, it's a multifaceted answer; let's see if I can hit all the points. We internally manage the authorization process in our capitation contracts, which means that for the advanced imaging MR, CT, nuclear medicine, PET scanning, the groups or the payor if you will have to present that patient and all their clinical information for us to assess. Most of these groups have very substantial changes that we are able to make, behavioral changes, in what they order once there is a process in place that they have to go through with this kind of authorization process. So, the initial utilization can be and usually is higher and it takes us six months to nine months to really get them into a new ordering and diagnostic matrix on when and what study to order. So, that's another reason why in this first year of a contract we generally see higher utilization. This is not unusual for us. What was unusual is the number of new contracts we had and how that inundated our systems here because of the breadth of having to ramp up 34% more capitation lives than we had this quarter last year.

So, we don't have risk corridors. That we put on these risk corridors are not practical in the kind of relationships we have because somebody will look at us and say "Well if we have risk corridors what's your incentive to keep the utilization down" because if you just allow, since we're in control of the utilization process, for it to continue to go unabated, you know, we'll be happy if the risk corridors are hit. So we have to work together with them. In every one of our contracts we do have annual escalators that range anywhere from 1% or 2% at the low to 3% to 5% at the high and it depends upon where their contract started from an entrants' process, but where most of these contracts are anywhere from one to three-year contracts and after the first year we are either already in discussion if we find the utilization can't be consistent with what our expectations are, or if we just feel that the overall contract is not economically and equitably arranged.

So we have a pretty open dialogue with most of these groups because the groups are rather large and some of them have lives that cover multiple regions of California, particularly here in Southern California. So as they become more and more integrated into our centers as we become more and more integrated with our systems into their operations, the need to have this be a win-win becomes apparent to everybody. But we're in it for the long haul so we're not going out there with a club.

Doug Dieter:

Thank you.

Operator:

We'll take our next question as a follow-up from Brian Tanquilut from Jefferies.

Brian Tanquilut:

Hey. Howard or Mark, just quick a follow-up. I know we’re past their one hour time slot. How should I think about leverage, you know, with the acquisition and the new debt facility that you announced the other day?

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Mark D. Stolper:

Yes. So the new debt facility is essentially leveraged neutral from a net debt standpoint. What we did with that $75 million is we paid down the balance of the line that existed at the time and then if you'll recall we pulled down about $30 million of additional money on that line that we've now paid off with that $75 million and that $30 million was associated with the cash portion of the consideration that we've paid for New York Radiology Partners. So, pro forma for that acquisition we had over $20 million of cash on our balance sheet which will show in our second quarter results. So from a net debt standpoint we just replaced our term loan debt with this—or excuse me, our revolver debt with this term loan debt and then put some cash on the balance sheet which we'll either use for further debt paydown in the future should we not have a good use for that cash in terms of other types of very accretive acquisitions. But from a net debt standpoint that that was sort of neutral.

From a trailing basis the public doesn't necessarily see these transactions as deleveraging until a year after we complete these acquisitions and a full year's worth of EBITDA is in our trailing 12 month EBITDA, but on a pro forma basis if you estimate the amount of EBITDA associated with a transaction like New York Radiology Partners and you assume, which is a good assumption that the transaction was completed in our stated public acquisition multiples of three to four times EBITDA, each one of these acquisitions is indeed deleveraging at this point.

Brian Tanquilut:

All right. Thank you Mark.

Mark D. Stolper:

Thank you.

Operator:

We'll take another follow-up from Juan Molta of B. Riley.

Juan Molta:

Hey guys. Sorry to beat on the capitation theme, but I wanted to ask when you—since you guys—I don't know how long you've been in the capitation business but I remember when you did the reverse merger back in 1996 and have your—effectively your corporate structure the way it is today. Have you ever had a quarter before where you had a capitation over-utilization like we did in this quarter to this degree?

Dr. Howard Berger:

No, we'd never really had anything like this because we've never experienced this kind of growth, precipitous growth in capitation, and again, I don't think it's just a factor of suddenly people waking up and seeing the benefits of capitation but more a response to the Affordable Care Act and people coming into the system many of whom flow into these medical groups that we have capitation relationships with. So, I dare say this is a unique situation for us and one which the Company's diligently using its resources to make certain that we deliver the same level of services as our groups and referring physicians and patients have become accustomed to.

Mark D. Stolper:

Yes, the issue isn't whether we've experienced this type of over-utilization in a contract. This happens quite often at the beginning of many of our contracts but you don't really see that from a material financial impact because we sign a contract a year or one year we'll sign a couple of contracts but what happened here is we've never signed so many contracts within a six month period so we're getting this phenomenon where there's "over-utilization" at the beginning of a contract. It's just making a—it just made a material effect on a quarter's financial performance. So it's not something that we haven't experienced in the past, it's just that it just never had a material financial impact on a quarter.

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Juan Molta:

Correct. Understand. No, that's helpful. One last question—I know because I guess we're over time, but Dr. Berger mentioned the acquisitions of locations earlier in his prepared remarks and especially as you mentioned that you're constructing locations. Can you give us a little bit more color there in terms of number of locations and will they all be up and running 2Q, 3Q?

Dr. Howard Berger:

Well the—on the acquisition side there was a small operator here that had five centers in the areas that were generally considered to be holes in our network system that we acquired earlier this month and it was a relatively small transaction for us but one that was very important from a strategic location particularly for our capitation and the medical groups that we've recently brought on. I think I somewhat addressed that in my remarks about when we had in the first quarter a lot of costs relative to RadNet or areas where there we didn't have RadNet facilities that we expect to go down over the subsequent quarters here. That was that phenomenon. We've also and I think I had mentioned this on prior quarter's call, we have expanded in a couple of regions to add additional capacity with new centers. Those centers will be new centers, will be up and operational in the third quarter. The acquired centers are already operational and are adding to the revenue and the ability for us to manage our capitation lives more efficiently right now.

Juan Molta:

Okay. How many of additional centers are you constructing?

Dr. Howard Berger:

At the present time we have three multimodality centers under construction.

Juan Molta:

Got it.

Dr. Howard Berger:

Two of them which are substantially complete and will be operational here in the third quarter. The fourth—I'm sorry, the third quarter—by the end of the second quarter, beginning of the third quarter, right?

Juan Molta:

Got it.

Dr. Howard Berger:

The third one has just begun construction and should be operational in about 120 days.

Juan Molta:

Got it. Perfect. Thank you very much guys. Nice job on the sale.

Dr. Howard Berger:

Thank you.

Juan Molta:

Okay.

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Operator:

We'll take our next question as a follow-up from Robert Felix with J.P. Morgan.

Robert Felix:

Hi. I'm just a little curious, could eRAD give you rate written (phon) sites in terms of negotiating a new cap contract?

Dr. Howard Berger:

Probably not because the analytics that we use to drive those determinations are tools and systems that we've been using for many, many years. What eRAD will allow us to do is to streamline those analytics and make them more available to a larger group of our employees mainly from the marketing and sales side that before had to be driven primarily by our reimbursement operations people. So I don't think it gives us greater capabilities, I just think that—I think it makes it a little bit faster and more real-time which in and of itself will be helpful in terms of our being able to feed that information back to our medical groups.

Robert Felix:

Thanks a lot.

Dr. Howard Berger:

All right. Again, thank you all. I'd like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue to endeavor to be a market leader that provides great services with an appropriate return on investment for all its stakeholders. Thank you for your time today, and I look forward to our next call.

Operator:

That does conclude today's conference. Thank you for your participation.

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